Fifth Prospectus Supplement to Prospectus dated November 9, 2009	Filed pursuant to Rule 424(b)(3) File No. 333-162981

YRC Worldwide Inc.

Offers to Exchange, Solicitation of Mutual Release and Consent Solicitation for any and all

of the Outstanding Notes set forth in the Original Prospectus

EACH OF THE EXCHANGE OFFERS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 30, 2009, UNLESS EXTENDED BY US (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). WITH RESPECT TO ANY SERIES OF OLD NOTES (AS DEFINED BELOW), TENDERS MAY NOT BE WITHDRAWN AFTER 11:59 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “WITHDRAWAL DEADLINE”).

This fifth prospectus supplement amends, modifies and supersedes certain information included in the prospectus dated November 9, 2009 (the “original prospectus”) as supplemented by the prospectus supplements dated November 24, 2009, December 17, 2009, December 24, 2009 and December 29, 2009 (the “prospectus supplements” and together with the original prospectus, the “prior prospectus”) previously filed with the Securities and Exchange Commission relating to YRC Worldwide Inc.’s offer to exchange the number of shares of its common stock (“YRCW common stock”) and its Class A Convertible Preferred Stock (the “new preferred stock”) for each series of outstanding notes in the amounts set forth in the summary offering table on the inside front cover of the prior prospectus (the “old notes”), the solicitation to become party to the mutual release and the solicitation of consents to amend the terms of the debt instruments that govern each series of old notes. On December 30, 2009, we issued a news release amending the expiration date of the exchange offers to be December 30, 2009. We are hereby amending the prior prospectus to amend the expiration date of the exchange offers to be December 30, 2009, and therefore each of the references in the prior prospectus to the expiration date of the exchange offers is hereby amended to refer to December 30, 2009, unless extended by us.

This fifth prospectus supplement should be read in conjunction with the prior prospectus. Except for the changes described herein, all other terms of the exchange offers remain the same.

See “Risk Factors” beginning on page 25 of the original prospectus as amended and supplemented by the prospectus supplements for a discussion of issues that you should consider with respect to the exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered in exchange for our old notes or this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of this fifth prospectus supplement or the prior prospectus. Any representation to the contrary is a criminal offense.

Lead Dealer Managers

ROTHSCHILD INC.	MOELIS & COMPANY

The date of this fifth prospectus supplement is December 30, 2009